AmTrust Financial Services, Inc. Reports Strong Profit Growth for Second Quarter 2014 with Operating Earnings(1) Per Diluted Share Rising 78.7% to $1.34 and Net Income of $1.33 Per Diluted Share
Book Value Per Common Share of $21.13, Up 19.1% Since December 31, 2013
Financial Highlights
Second Quarter 2014

•	Gross written premium of $1.44 billion, up 38.7%, and net earned premium of $874.9 million, up 63.1% from the second quarter 2013

•	Operating diluted EPS(1) of $1.34 ($(0.03) attributable to loss on life settlements) compared to $0.75 ($0.01 attributable to gain on life settlements) in the second quarter 2013

•	Annualized operating return on common equity(1) of 28.0% and annualized return on common equity of 27.8%

•	Service and fee income of $99.5 million, up 13.0% from the second quarter 2013

•	Operating earnings(1) of $107.1 million compared to $57.4 million from the second quarter 2013

•	Net income attributable to common stockholders of $106.3 million compared to $71.4(3) million in the second quarter 2013

•	Diluted EPS of $1.33 compared with $0.93 in the second quarter 2013

•	Combined ratio of 90.9% compared to 92.1% in the second quarter 2013

YTD 2014

•	Gross written premium of $3.11 billion, up 56.7%, and net earned premium of $1.70 billion, up 80.4% over YTD 2013

•	Operating diluted EPS(1) of $2.58 ($(0.02) attributable to loss on life settlements) compared to $1.49 ($0.00 attributable to loss on life settlements) in YTD 2013

•	Annualized operating return on common equity(1) of 28.0% and annualized return on common equity of 28.2%

•	Service and fee income of $190.5 million, up 28.2% from YTD 2013

•	Operating earnings(1) of $204.5 million compared to $114.5 million from YTD 2013

•	Net income attributable to common stockholders of $206.1 million compared to $155.3(3) million in YTD 2013

•	Diluted EPS of $2.60 compared with $2.02 in YTD 2013

•	Combined ratio of 90.4% compared to 91.8% in YTD 2013

•	Book value per common share of $21.13, up from $17.85 at December 31, 2013

•	AmTrust's stockholders' equity was $1.71 billion as of June 30, 2014

NEW YORK, August 7, 2014 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today announced strong profit growth for the second quarter ended June 30, 2014.
For the second quarter 2014, operating earnings(1) were $107.1 million, or $1.34 per diluted share, an increase of 86.6%, compared to $57.4 million, or $0.75 per diluted share, in the second quarter of 2013. Second quarter 2014 net income attributable to common stockholders grew to $106.3 million, or $1.33 per diluted share, an increase of 48.8% from $71.4(3) million, or $0.93 per diluted share, in the second quarter 2013. Second quarter 2014 annualized operating return on common equity(1) increased to 28.0% from 19.2% in the second quarter 2013. Annualized return on common equity was 27.8% and 23.9% for the second quarter in 2014 and 2013.
During the first six months of 2014, operating earnings(1) were $204.5 million, or $2.58 per diluted share, an increase of 78.5% compared to $114.5 million, or $1.49 per diluted share, in the first six months of 2013. During the first six months of 2014, net income attributable to common stockholders grew to $206.1 million, or $2.60 per diluted share, an increase of 32.7% from $155.3

(3) million, or $2.02 per diluted share, in the first six months of 2013. Year to date 2014 annualized operating return on common equity(1) increased to 28.0% from 19.6% year to date 2013. Year to date 2014 annualized return on common equity was 28.2% compared to 26.6% year to date 2013.
Second Quarter 2014 Results
Total revenue was $1.01 billion, an increase of $361.6 million, or 55.7%, from $649.3 million in the second quarter 2013. Gross written premium was $1.44 billion, an increase of $403.0 million, or 38.7%, from $1.04 billion in the same period a year ago. The cut-through reinsurance agreement with Tower International Group, Ltd. contributed approximately $139 million to gross written premium. Net written premium of $923.7 million rose $283.7 million, or 44.3%, from $640.0 million in the second quarter 2013. Net earned premium of $874.9 million increased $338.4 million, or 63.1%, from $536.5 million in the second quarter 2013. The combined ratio was 90.9% compared to 92.1% in second quarter 2013.
Total service and fee income of $99.5 million increased $11.4 million, or 13.0%, from $88.1 million in second quarter of 2013 and included $15.1 million from related parties in the second quarter 2014 compared with $14.4 million in the second quarter 2013.
Investment income, excluding net realized gains and losses, totaled $32.6 million, an increase of 44.0% from $22.6 million in the second quarter of 2013. In addition, second quarter 2014 results included net realized investment gains of $3.9 million, or $2.5 million after-tax, on certain fixed income and equity investments compared with net realized gains of $2.1 million, or $1.3 million after-tax, in the second quarter of 2013.
The Company's net loss on life settlements including non-controlling interest was $5.1 million in the second quarter of 2014 compared to a net gain of $1.1 million in the second quarter of 2013. Operating earnings(1) included a loss on life settlement contracts of $2.8 million or $(0.03) per diluted share, net of non-controlling interest, in the second quarter of 2014 compared to a gain of $600,000, or $0.01 per diluted share, net of non-controlling interest, in the second quarter of 2013.
Loss and loss adjustment expense totaled $587.2 million in the second quarter 2014, compared to $364.1 million in the second quarter 2013 and resulted in a loss ratio of 67.1% compared with 67.9% for the second quarter 2013.
Acquisition costs and other underwriting expense of $208.1 million increased $78.1 million from $129.9 million for the second quarter 2013. The expense ratio was 23.8%, down from 24.2% in the second quarter 2013. Ceding commissions(2), primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $91.2 million, up 35.9% from $67.2 million in the second quarter 2013. During the three months ended June 30, 2014, AmTrust ceded $363.7 million of gross written premium and $315.4 million of earned premium to Maiden compared to $283.1 million of gross written premium and $252.0 million of earned premium ceded in the second quarter 2013.
Other expense of $87.6 million increased $6.6 million, or 8.2%, from $81.0 million in the second quarter 2014.
Year-to-Date 2014 Results
Total revenue was $1.96 billion, an increase of $811.7 million, or 70.4%, from $1.15 billion YTD 2013. Gross written premium was $3.11 billion, an increase of $1.13 billion, or 56.7%, from $1.98 billion YTD 2013. The cut-through reinsurance agreement with Tower International Group, Ltd. contributed approximately $407 million to gross written premium. Net written premium of $2.05 billion rose $881.8 million, or 75.2%, from $1.17 billion YTD 2013. Net earned premium of $1,704.0 million increased $759.5 million, or 80.4%, from $944.5 million YTD 2013. The combined ratio was 90.4% compared to 91.8% YTD 2013.
Total service and fee income of $190.5 million increased $41.9 million, or 28.2%, from $148.6 million YTD 2013 and included $27.3 million from related parties in the first six months of 2014 compared with $24.9 million YTD 2013.
Investment income, excluding net realized gains and losses, totaled $61.1 million, an increase of 50.1% from $40.7 million YTD 2013. In addition, YTD 2014 results included net realized investment gains of $9.3 million, or $6.1 million after-tax, on certain fixed income and equity investments compared with net realized gains of $19.4 million or $12.6 million after-tax, in the same period in 2013.
The Company's net loss on life settlements including non-controlling interest was $2.3 million in the first six months of 2014 compared to an immaterial gain in YTD 2013. Operating earnings(1) included a loss on life settlement contracts of $1.2 million, or $(0.02) per diluted share, net of non-controlling interest, in the first six months of 2014.
Loss and loss adjustment expense totaled $1.15 billion in YTD 2014, compared to $636.4 million in YTD 2013 and resulted in a loss ratio of 67.2% compared with 67.4% for YTD 2013.

Acquisition costs and other underwriting expense of $394.7 million increased $164.4 million from $230.2 million for YTD 2013. The expense ratio was 23.2%, down from 24.4% in YTD 2013. Ceding commissions(2), primarily related to the reinsurance agreements with Maiden, totaled $179.4 million, up 36.8% from $131.1 million in YTD 2013. During the six months ended June 30, 2014, AmTrust ceded $772.3 million of gross written premium and $628.1 million of earned premium to Maiden compared to $588.8 million of gross written premium and $479.7 million of earned premium ceded in the same period in 2013.
Other expense of $175.2 million increased $42.0 million, or 31.6%, from $133.1 million in YTD 2013.
Total assets of approximately $12.83 billion increased $1.55 billion, or 13.7%, from $11.28 billion at December 31, 2013. Total cash, cash equivalents and investments of $5.09 billion increased $499.2 million, or 10.9%, from $4.59 billion as of December 31, 2013. AmTrust's stockholder's equity of $1.71 billion increased 18.7% from $1.44 billion at December 31, 2013.
As of June 30, 2014, the Company's long-term debt-to-capitalization ratio was 24.7% compared with 28.0% as of December 31, 2013. During the three months ended June 30, 2014, the Board of Directors declared cash dividends totaling $0.20 per share on its common stock and $0.421875 on its preferred stock.
Conference Call:
On August 7, 2014 at 10:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Thursday, August 7, 2014 through August 14, 2014 at 11:59 PM ET. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 72884758, or access http://ir.amtrustgroup.com/events.cfm.

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability, extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Media Contact
Kekst & Company
Andrea Calise
andrea-calise@kekst.com
212.521.4845

Ross Lovern
ross-lovern@kekst.com
212.521.4876

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Gross written premium	$1,443,640	$1,040,614	$3,109,836	$1,984,536

Net written premium	$923,670	$639,997	$2,053,951	$1,172,103
Change in unearned premium	(48,733)	(103,458)	(349,963)	(227,570)
Net earned premium	874,937	536,539	1,703,988	944,533

Service and fee income	99,542	88,102	190,500	148,615
Investment income, net	32,594	22,634	61,121	40,729
Net realized gain	3,906	2,067	9,345	19,351
Other revenue (2)	136,042	112,803	260,966	208,695
Total revenue (2)	1,010,979	649,342	1,964,954	1,153,228
Loss and loss adjustment expense	587,233	364,110	1,145,803	636,366
Acquisition costs and other underwriting expense (2)	208,060	129,946	394,669	230,231
Other expense	87,588	80,985	175,179	133,137
Total expense (2)	882,881	575,041	1,715,651	999,734
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	128,098	74,301	249,303	153,494
Other income (expense):
Interest expense	(12,587)	(7,608)	(24,084)	(14,969)
Net gain (loss) on life settlement contracts net of profit commission	(5,070)	1,080	(2,270)	4
Foreign currency (loss) gain	1,084	783	(768)	2,055
Gain on acquisition (3)	—	23,183	—	48,715
Gain on sale	6,631	—	6,631	—
Total other (expense) income	(9,942)	17,438	(20,491)	35,805
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	118,156	91,739	228,812	189,299
Provision for income taxes (2)	17,966	27,402	45,410	43,511
Equity in earnings of unconsolidated subsidiaries (related party)	3,999	7,060	22,515	8,610
Net income	104,189	71,397	205,917	154,398
Non-controlling interest	4,026	—	4,090	877
Net income attributable to AmTrust stockholders	$108,215	$71,397	$210,007	$155,275
Dividends on preference shares	(1,941)	—	(3,882)	—
Net income attributable to AmTrust common stockholders	$106,274	$71,397	$206,125	$155,275
Operating earnings (1) attributable to AmTrust common stockholders	$107,099	$57,387	$204,519	$114,547

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Earnings per common share:
Basic earnings per share	$1.41	$0.96	$2.75	$2.10
Diluted earnings per share	$1.33	$0.93	$2.60	$2.02
Operating diluted earnings per share (1)	$1.34	$0.75	$2.58	$1.49
Weighted average number of basic shares outstanding (4)	74,979	74,098	74,764	73,957
Weighted average number of diluted shares outstanding (4)	79,679	76,905	78,965	76,781
Combined ratio	90.9%	92.1%	90.4%	91.8%
Return on equity	27.8%	23.9%	28.2%	26.6%
Operating return on equity (1)	28.0%	19.2%	28.0%	19.6%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$(1,896)	$—	$(3,539)	$—
Impairments recognized in other comprehensive income	—	—	—	—
	(1,896)	—	(3,539)	—
Net realized gains on sale of investments	5,802	2,067	12,884	19,351
Net realized gains	$3,906	$2,067	$9,345	$19,351

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands) (Unaudited)

	June 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$5,086,933	$4,587,770
Premium receivables	1,867,890	1,593,975
Goodwill and intangible assets	708,257	665,393
Loss and loss adjustment expense reserves	5,078,284	4,368,234
Unearned premium	3,317,438	2,680,982
Trust preferred securities	123,714	123,714
Convertible senior notes	165,803	164,218
Senior notes	250,000	250,000
Preferred shares	115,000	115,000
AmTrust's stockholders' equity	1,710,813	1,441,005
Book value per common share	$21.13	$17.74

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$106,274	$71,397	$206,125	$155,275
Less: Net realized gains net of tax	2,539	1,343	6,074	12,578
Non cash amortization of intangible assets	(8,240)	(8,329)	(16,543)	(13,308)
Non cash interest on convertible senior notes net of tax	(518)	(475)	(1,030)	(945)
Foreign currency transaction (loss) gain	1,084	783	(768)	2,055
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	5,619	9,563	5,619
Acquisition gain net of tax (3)	—	15,069	—	34,729
Gain on sale net of tax	4,310	—	4,310	—
Operating earnings (1) attributable to AmTrust common stockholders	$107,099	$57,387	$204,519	$114,547
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$1.33	$0.93	$2.60	$2.02
Less: Net realized gain net of tax	0.03	0.02	0.08	0.16
Non cash amortization of intangible assets	(0.09)	(0.11)	(0.21)	(0.17)
Non cash interest on convertible senior notes net of tax	(0.01)	(0.01)	(0.01)	(0.01)
Foreign currency transaction (loss) gain	0.01	0.01	(0.01)	0.03
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	0.07	0.12	0.07
Acquisition gain net of tax (3)	—	0.20	—	0.45
Gain on sale net of tax	0.05	—	0.05	—
Operating diluted earnings per share (1)	$1.34	$0.75	$2.58	$1.49
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	27.8%	23.9%	28.2%	26.6%
Less: Net realized gain net of tax	0.6%	0.5%	0.8%	2.2%
Non cash amortization of intangible assets	(2.0)%	(2.8)%	(2.1)%	(2.3)%
Non cash interest on convertible senior notes net of tax	(0.1)%	(0.1)%	(0.1)%	(0.1)%
Foreign currency transaction (loss) gain	0.3%	0.3%	(0.1)%	0.4%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	1.9%	1.2%	1.0%
Acquisition gain net of tax (3)	—%	4.9%	—%	5.8%
Gain on sale net of tax	1.0%	—	0.5%	—%
Operating return on common equity (1)	28.0%	19.2%	28.0%	19.6%

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of net income attributable to AmTrust common stockholders to income from operations(5):
Net income attributable to AmTrust common stockholders	$106,274	$71,397	$206,125	$155,275
Less: Net realized gains net of tax	2,539	1,343	6,074	12,578
Non cash amortization of intangible assets	(8,240)	(8,329)	(16,543)	(13,308)
Non cash interest on convertible senior notes net of tax	(518)	(475)	(1,030)	(945)
Foreign currency transaction (loss) gain	1,084	783	(768)	2,055
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	5,619	9,563	5,619
Acquisition gain net of tax	—	15,069	—	34,729
Gain on sale net of tax	4,310	—	4,310	—
Preferred dividend	(1,941)	—	(3,882)	—
Income from operations (5)	$109,040	$57,387	$208,401	$114,547

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale, net of tax and should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale, net of tax divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes operating earnings, operating diluted EPS, and operating return on common equity are more relevant measures of the Company's profitability because operating earnings, operating diluted EPS, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of operating earnings, operating diluted EPS, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
During the three months ended December 31, 2013, the Company began netting ceding commission with acquisition costs and other underwriting expenses. In the three and six months ended June 30, 2013, ceding commission earned was presented as a component of revenue. The amount, previously recorded in revenue and now included in acquisition costs and other underwriting expense, was $67,157 and $131,115 for the three and six months ended June 30, 2013, respectively. Additionally, the Company began recording certain amounts related to its Luxembourg reinsurance companies to reflect the reduction of its deferred tax liability related to its utilization of equalization reserves as a reduction of provision for income taxes rather than a reduction of acquisition costs and other underwriting expenses. The amounts for the three and six months ended June 30, 2013 increased acquisition costs and other underwriting expenses by $4,544 and $11,967, respectively, and also reduced the provision for income taxes by the same amounts for the three and six months ended June 30, 2013. The impact of the aforementioned changes had no impact on net income for the three and six months ended June 30, 2013, and increased our combined ratio to 92.1% for the three months ended June 30, 2013 from 91.3% as previously reported, and increased out combined ratio to 91.8% for the six months ended June 30, 2013 from 90.5% as previously reported.

(3)
The Company completed its acquisition accounting for Sequoia Insurance Company and Mutual Insurers Holding Company and their respective subsidiaries during the three months ended June 30, 2014, which resulted in a decrease of $8,637 in the gain on acquisition and net income, which was recorded retrospectively during the three months ended June 30, 2013. The decrease related primarily to the fair value obtained from their deferred tax assets.

(4)
During the three months ended September 30, 2013, the Company paid a ten percent stock dividend. As such, the weighted average number of shares used for basic and diluted earnings per share have been adjusted retroactively in the prior periods.

(5)
Income from Operations is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain net of tax, gain on sale, net of tax and preferred dividends and should not be considered as an alternative to net income. The Company believes income from operations is a more relevant measure of the Company's profitability because income from operations contains the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of income from operations may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Gross written premium
Small Commercial Business	$704,627	$389,911	$1,643,554	$765,760
Specialty Risk and Extended Warranty	503,603	447,885	950,806	776,214
Specialty Program	235,410	173,843	515,476	382,935
Personal Lines Reinsurance - run off	—	28,975	—	59,627
	$1,443,640	$1,040,614	$3,109,836	$1,984,536
Net written premium
Small Commercial Business	$453,092	$218,553	$1,103,808	$392,293
Specialty Risk and Extended Warranty	320,540	290,272	601,655	474,714
Specialty Program	150,038	102,197	348,488	245,469
Personal Lines Reinsurance - run off	—	28,975	—	59,627
	$923,670	$639,997	$2,053,951	$1,172,103
Net earned premium
Small Commercial Business	$386,857	$188,300	$767,261	$314,900
Specialty Risk and Extended Warranty	321,608	208,150	593,123	349,304
Specialty Program	164,002	110,676	334,842	222,154
Personal Lines Reinsurance - run off	2,470	29,413	8,762	58,175
	$874,937	$536,539	$1,703,988	$944,533
Loss Ratio:
Small Commercial Business	66.7%	66.0%	66.9%	66.3%
Specialty Risk and Extended Warranty	67.1%	69.2%	67.3%	67.9%
Specialty Program	68.1%	68.5%	68.0%	68.1%
Personal Lines Reinsurance - run off	69.0%	67.6%	67.0%	67.5%
Total	67.1%	67.9%	67.2%	67.4%
Expense Ratio:
Small Commercial Business	25.6%	25.8%	24.4%	25.5%
Specialty Risk and Extended Warranty	19.8%	21.1%	19.6%	21.6%
Specialty Program	27.2%	25.6%	26.4%	25.6%
Personal Lines Reinsurance - run off	30.3%	30.5%	29.4%	30.5%
Total	23.8%	24.2%	23.2%	24.4%
Combined Ratio:
Small Commercial Business	92.3%	91.9%	91.3%	91.8%
Specialty Risk and Extended Warranty	86.9%	90.3%	86.9%	89.4%
Specialty Program	95.3%	94.1%	94.5%	93.8%
Personal Lines Reinsurance - run off	99.3%	98.1%	96.4%	98.0%
Total	90.9%	92.1%	90.4%	91.8%